Filed pursuant to Rule 424(b)(7)
Registration No. 333-259019

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but are not complete and may be changed.

SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2021

Preliminary Prospectus Supplement

(To prospectus dated August 23, 2021)

Grindrod Shipping Holdings Ltd.

1,841,962 Ordinary Shares

The selling shareholders identified in this prospectus supplement are offering an aggregate of 1,841,962 ordinary shares of Grindrod Shipping Holdings Ltd.

We will not receive any proceeds from the sale of our ordinary shares by the selling shareholders.

Our ordinary shares are listed for trading on the Nasdaq Global Select Market (“NASDAQ”), under the symbol “GRIN” and quoted on the Main Board of the JSE Limited (the “JSE”), with a share code of “GSH” and under the abbreviated name “GRINSHIP.” On September 21, 2021, the last reported sale price of our ordinary shares on NASDAQ was US$16.50 per ordinary share. On September 21, 2021, the last reported sale price of our ordinary shares on the JSE was R245.99 per ordinary share.

Our business and an investment in our ordinary shares involve significant risks. You should carefully review the risks and uncertainties under the heading “Risk Factors” on page 9 of the accompanying base prospectus, contained in the applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ordinary shares or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commission(1)	$	$
Proceeds to selling shareholders, before expenses	$	$

(1)	See “Underwriting” for a description of all underwriting compensation payable in connection with this offering.

The underwriters expect to deliver the ordinary shares to purchasers on or about September    , 2021.

Sole Book-Running Manager

Jefferies

Co-Manager

Noble Capital Markets, Inc.

The date of this prospectus supplement is September     , 2021.

Prospectus Supplement

Base Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of ordinary shares and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference therein. The second part, the base prospectus, gives more general information about securities we or any selling shareholders may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the selling shareholders, the ordinary shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying base prospectus together with additional information described under the heading, “Where You Can Find Additional Information” before investing in our ordinary shares.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by us or on our behalf or to which we have referred you. We, the selling shareholders, and the underwriters have not authorized anyone to provide you with information that is different. We, the selling shareholders, and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. The selling shareholders are offering to sell, and seeking offers to buy, the ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement and accompanying base prospectus is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of the ordinary shares. Our business, financial condition and results of operations and prospects may have changed since those dates.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,

•	“Singapore” refers to the Republic of Singapore;

•	“South Africa” refers to the Republic of South Africa;

•	“United States” and “U.S.” refers to the United States of America, its territories and possessions and any state of the United States and the District of Columbia;

•	“China” refers to the People’s Republic of China;

•	“shares” or “ordinary shares” refer to the ordinary shares of Grindrod Shipping Holdings Ltd., no par value per share;

•	“R” and “Rand” refer to the South African Rand and “Rand cents” refers to subunits of the South African Rand;

•	“$,” “US$,” and “U.S. dollars” refer to the United States dollars and “U.S. cents” refers to subunits of the U.S. dollars; and

•	“we,” “us,” “our,” “Company,” and “Grindrod Shipping” refer to Grindrod Shipping Holdings Ltd. and its subsidiaries.

This prospectus supplement contains descriptions of shipping and the shipping industry. In order to facilitate better understanding of these descriptions, this prospectus supplement incorporates by reference a glossary defining a number of technical and shipping terms as used in the prospectus supplement.

We, and the selling shareholders, are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

Our consolidated and combined financial statements, and unless otherwise indicated, other financial information concerning us incorporated by reference into this prospectus supplement, are presented in U.S. dollars. We have prepared our consolidated and combined statements in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

None of the financial statements incorporated by reference into this prospectus supplement were prepared in accordance with generally accepted accounting principles in the United States.

Numerical figures included in this prospectus supplement and incorporated by reference into this prospectus supplement have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements, including, among others, those relating to our future business prospects, revenue and income, are necessarily estimates and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Accordingly, these forward-looking statements should be considered in light of various important factors, including those set forth below and in our other filings with the SEC. Words such as “may,” “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on the information available to, and the expectations and assumptions deemed reasonable by us at the time these statements were made. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•	our future operating or financial results;

•	the strength of world economies, including, in particular, in China and the rest of the Asia-Pacific region;

•	the effects of the COVID-19 pandemic on our operations and the demand and trading patterns for both the drybulk and product tanker markets, and the duration of these effects.

•	cyclicality of the drybulk and tanker markets, including general drybulk and tanker shipping market conditions and trends, including fluctuations in charter hire rates and vessel values;

•	changes in supply and demand in the drybulk and tanker shipping industries, including the market for our vessels;

•	changes in the value of our vessels;

•	changes in our business strategy and expected capital spending or operating expenses, including drydocking, surveys, upgrades and insurance costs;

•	competition within the drybulk and tanker industries;

•	seasonal fluctuations within the drybulk and tanker industries;

•	our ability to employ our vessels in the spot market and our ability to enter into time charters after our current charters expire;

•	general economic conditions and conditions in the oil and coal industries;

•	our ability to satisfy the technical, health, safety and compliance standards of our customers, especially major oil companies and oil producers;

•	the failure of counterparties to our contracts to fully perform their obligations with us;

•	our ability to execute our growth strategy;

•	international political conditions, including additional tariffs imposed by China and the United States;

•	potential disruption of shipping routes due to weather, accidents, political events, natural disasters or other catastrophic events;

•	vessel breakdowns;

•	corruption, piracy, military conflicts, political instability and terrorism in locations where we may operate;

•	fluctuations in interest rates and foreign exchange rates and the uncertainty surrounding the continued existence of the London Interbank Offered Rate, or LIBOR;

•	changes in the costs associated with owning and operating our vessels;

•

changes in, and our compliance with, governmental, tax, environmental, health and safety regulations, including the International Maritime Organization, or IMO 2020, regulations limiting sulfur content in fuels;

•	potential liability from pending or future litigation;

•	our ability to procure or have access to financing, our liquidity and the adequacy of cash flows for our operations;

•	the continued borrowing availability under our debt agreements and compliance with the covenants contained therein;

•	our ability to fund future capital expenditures and investments in the construction, acquisition and refurbishment of our vessels;

•	our dependence on key personnel;

•	our expectations regarding the availability of vessel acquisitions and our ability to buy and sell vessels and to charter-in vessels as planned or at prices we deem satisfactory;

•	adequacy of our insurance coverage;

•	effects of new technological innovation and advances in vessel design;

•	our ability to operate as an independent entity; and

•

the other factors set out in “Item 3. Key Information—Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2020 (the “2020 Annual Report”) filed with the SEC on March 31, 2021.

We undertake no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Registration Statement on Form F-3 or to reflect the occurrence of unanticipated events except as required by law.

OUR COMPANY

Overview

We are an international shipping company that owns, charters-in and operates a fleet of drybulk carriers and one owned medium range tanker. We own all of our owned vessels outright. We operate primarily in the drybulk carriers business, which is further divided into handysize, supramax/ultramax, and other operating segments. Activities that do not relate to these business segments are accumulated in an ‘‘unallocated’’ segment.

Our handysize and supramax/ultramax operating fleet consists of 24 owned drybulk carriers and seven long-term chartered-in drybulk carriers (the “Core Fleet”). On average, the drybulk carriers in our Core Fleet are six years old (compared to over nine years for drybulk carriers of our competitors) and the vast majority of our Core Fleet were built at a renowned Japanese shipyard. We have 15 handysize drybulk carriers and 16 supramax/ultramax drybulk carriers in our Core Fleet with sizes ranging from 28,240 dwt to 62,660 dwt. The total Dwt for our handysize drybulk carriers and supramax/ultramax drybulk carriers is 497,430 dwt and 963,570 dwt, respectively. Our drybulk carriers transport a broad range of major and minor bulk and breakbulk commodities, including ores, coal, grains, forestry products, steel products and fertilizers, along worldwide shipping routes, and are currently employed in pools of similarly sized vessels or in the spot market or under contracts of affreightment.

With the sale of the two medium range tankers and one small tanker in the six months ended June 30, 2021, our tanker operating fleet has been reduced to one owned medium range tanker that is 50,140 dwt in size. Our remaining product tanker, Matuku, carries petroleum products, which include both clean products, such as petrol, diesel, jet fuel and naptha, and dirty products, such as heavy fuel oil. Our tanker does not carry crude oil. Our remaining product tanker is employed under a back-to-back bareboat arrangement.

Recent Developments

The previously announced acquisition of the remaining 31.14% equity stake in its IVS Bulk joint venture (“IVS Bulk”) and concurrent redemption of the IVS Bulk preference shares were concluded on September 1, 2021. We elected to close on the acquisition utilizing cash on hand, and, on September 15, 2021, we closed the $23 million upsizing of one of its existing IVS Bulk credit facilities to replace the working capital used to fund the transaction. The new debt is on the same terms as the existing facility.

On September 16, 2021, we closed the acquisition and concurrent financing of the 2019 Japanese-built ultramax bulk carrier IVS Phoenix. As previously disclosed, the vessel was already in the Core Fleet and originally chartered-in for a minimum period of three years from delivery with two one-year extensions and no purchase options. Upon closing, we acquired the vessel for $23.5 million, which we believe reflects a significantly reduced price relative to management’s estimate of the fair market value of the vessel due to the early termination of the prevailing charter agreement. We have simultaneously entered into a financing arrangement with a separate third party in Japan on attractive terms for a net amount of $25.0 million. As part of the financing arrangement, we will bareboat charter the vessel back for a period of up to 15 years and has the right, but not the obligation, to acquire the vessel after the first two years of the charter.

We have exercised our option to extend the firm charter-in period of the 2015-built supramax drybulk vessel IVS Pinehurst for 11 to 13 months at a pre-agreed fixed rate, starting from approximately January 3, 2022. We retain the existing purchase option to acquire the vessel at a fixed price up to the end of the charter-in period.

THE OFFERING

Issuer	Grindrod Shipping Holdings Ltd.

Number of ordinary shares offered by the selling shareholders	1,841,962 ordinary shares

Ordinary shares outstanding before and immediately after the offering	19,185,352 ordinary shares

Use of proceeds	All of our ordinary shares offered hereby are being sold by the selling shareholders. We will not receive any proceeds from the sale of ordinary shares. Because we will not be selling any shares in this offering, the offering will not result in any dilution of equity ownership to existing holders of ordinary shares.

Listing	Our ordinary shares are currently listed on Nasdaq under the symbol “GRIN” and quoted on the Main Board of the JSE with a share code of “GSH” and under the abbreviated name “GRINSHIP.”

Transfer Agent	Continental Stock Transfer & Trust Company

Risk Factors	An investment in our ordinary shares involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus before investing in our ordinary shares

USE OF PROCEEDS

All the ordinary shares offered hereby are being sold by the selling shareholders. The selling shareholders will receive all of the net proceeds from the sale of shares of our ordinary shares they are offering pursuant to this prospectus supplement and the accompanying prospectus. We will not receive any proceeds from the sale of ordinary shares. Because we will not be selling any shares in this offering, the offering will not result in any dilution of equity ownership to existing holders of ordinary shares.

SELLING SHAREHOLDERS

Based solely upon information furnished to us, the following table sets forth certain information about the selling shareholders in this offering, Grindrod Limited and Grindrod (South Africa) (Pty) Ltd., as of September 21, 2021. Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting or investment power with respect to shares. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

	Ordinary Shares Beneficially Owned Prior to the Offering		Maximum Number of Ordinary Shares to be Offered Hereby		Ordinary Shares Beneficially Owned After the Offering
Selling Shareholders	Number	%(1)	Number	%(1)	Number	%(1)
Grindrod Limited	1,602,822	8.4%	1,602,822	8.4%	0	0
Grindrod (South Africa) (Pty) Ltd.	239,140	1.2%	239,140	1.2%	0	0

(1)	Percentages are based on 19,185,352 ordinary shares outstanding as of September 21, 2021.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated September    , 2021, among us, the selling shareholders and Jefferies LLC, as representative of the underwriters named below, the selling shareholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling shareholders, the respective number of ordinary shares shown opposite its name below:

UNDERWRITERS	NUMBER OF ORDINARY SHARES
Jefferies LLC
Noble Capital Markets, Inc.

Total	1,841,962

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the ordinary shares from the selling shareholders if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We and the selling shareholders have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the ordinary shares as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the ordinary shares, that you will be able to sell any of the ordinary shares held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the ordinary shares subject to their acceptance of the ordinary shares from the selling shareholders and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the ordinary shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $                per ordinary share. After the offering, the public offering price, concession and reallowance to dealers, if any, may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by the selling shareholders as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that the Company and/or selling shareholders are to pay the underwriters and the proceeds, before expenses, to the selling shareholders in connection with this offering.

	Per Share	Total
Public offering price
Underwriting discounts and commissions paid by the Company and/or the selling shareholders
Proceeds to selling shareholders, before expenses

We estimate expenses payable by the Company and/or the Selling Shareholders in connection with this offering Company and/or will be approximately $

Listing

Our ordinary shares are currently listed on NASDAQ under the symbol “GRIN” and quoted on the Main Board of the JSE with a share code of “GSH” and under the abbreviated name “GRINSHIP.”

Stamp Taxes

If you purchase ordinary shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

No Sales of Similar Securities

We, our officers, directors and certain shareholders of our ordinary shares have agreed, subject to specified exceptions, not to directly or indirectly:

•

sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or

•

otherwise dispose of any ordinary shares, options or warrants to acquire ordinary shares, or securities exchangeable or exercisable for or convertible into ordinary shares currently or hereafter owned either of record or beneficially, or

•	publicly announce an intention to do any of the foregoing for a period of 60 days after the date of this prospectus without the prior written consent of Jefferies LLC.

This restriction terminates after the close of trading of the ordinary shares on the 60th day after the date of this prospectus; provided, however that this restriction terminates after the close of trading of the ordinary shares on the 45th day after the date of this prospectus for Industrial Partnership Investments (Pty) Ltd.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the ordinary shares at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our ordinary shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our ordinary shares or purchasing shares of our ordinary shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional ordinary shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of ordinary shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the ordinary shares. A syndicate covering transaction is the bid for or the purchase of ordinary shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the ordinary shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, the selling shareholders nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

The prospectus supplement and the accompanying prospectus in electronic format may be made available by e-mail or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ordinary shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus supplement or accompanying prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ordinary shares offered hereby. Any such short positions could adversely affect future trading prices of the ordinary shares offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Disclaimers About Non-U.S. Jurisdictions

Canada

(A) Resale Restrictions

The distribution of ordinary shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta, British Columbia, Manitoba, New Brunswick and Nova Scotia on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of ordinary shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

(B) Representations of Canadian Purchasers

By purchasing ordinary shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us, the selling shareholders and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase ordinary shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 – Prospectus Exemptions, or Section 73.3(1) of the Securities Act (Ontario), as applicable.

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

(C) Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

(D) Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

(E) Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

(F) Taxation and Eligibility for Investment

Canadian purchasers of ordinary shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in ordinary shares in their particular circumstances and about the eligibility of ordinary shares for investment by the purchaser under relevant Canadian legislation.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no ordinary shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which have been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:

(a)	to any legal entity which is a “qualified investor” as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of ordinary shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Singapore

Please refer to the section “Notice to Prospective Investors in Singapore” in the accompanying base prospectus for the relevant restrictions.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us and/or the Selling Shareholders.

Commission registration fee		$16,109.72	*
Legal fees and expenses for the Company	$
Accounting fees and expenses	$
Transfer agent fees and expenses	$
Printing costs	$
Miscellaneous	$

Total	$

*	Previously paid.

LEGAL MATTERS

We, and the selling shareholders, are being represented by Fried, Frank, Harris, Shriver & Jacobson LLP with respect to certain legal matters of United States federal securities and New York state law. The validity of the ordinary shares offered in this prospectus and certain other matters of Singaporean law have been passed upon for us by Wong Tan & Molly Lim LLC. The underwriters are being represented in this offering by Morgan, Lewis & Bockius, LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus supplement and accompanying prospectus by reference from the Company’s Annual Report on Form 20-F have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte & Touche LLP are located at 6 Shenton Way, OUE Downtown, 2#33-00 Singapore 068809.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus supplement and accompanying base prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus supplement and accompanying base prospectus forms a part. Statements in this prospectus supplement and accompanying base prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s website, as provided below.

SEC Filings

We file annual and special reports with the SEC. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Information Provided by the Company

We maintain an internet website at http://www.grinshipping.com. The information contained on or accessible through our website is not incorporated by reference and is not part of this prospectus supplement and accompanying base prospectus.

We will furnish holders of our ordinary shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to security holders. While we furnish proxy statements to security holders in accordance with the NASDAQ listing rules those proxy statements may not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Any information that we file or furnish later with the SEC and that is deemed incorporated by reference will also be considered to be part of this prospectus and will automatically update and supersede the information in this prospectus supplement. In all cases, you should rely on the later information over different information included in this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below, and any future annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC (but only to that extent that such Form 6-K states that it is incorporated by reference herein), until the offering of the ordinary shares under the registration statement is terminated:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2020, which was filed with the SEC on March 31, 2021;

•

any future annual reports on Form 20-F filed with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement;

•	our current report on Form 6-K furnished to the SEC on August 18, 2021, which includes the unaudited interim condensed consolidated financial statements;

•

any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus supplement forms a part; and

•

the description of the rights of each class of securities registered under Section 12 of the Exchange Act as set forth in Exhibit 2.5 to our registration statement on Form 20-F, which was filed with the SEC on March 31, 2021, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendment or reports filed for the purpose of updating such description.

Copies of the documents incorporated herein by reference may be obtained on written or oral request without charge from our Chief Financial Officer at #03-01 Southpoint, 200 Cantonment Road Singapore, 089763, telephone +65 6323 0048 or on our website at http://www.grinshipping.com. The information on our website is not incorporated by reference into this prospectus supplement. These documents are also available through the Internet on the SEC’s Electronic Data Gathering and Retrieval System at http://www.sec.gov.

You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with different information. We, and the selling shareholders, are not making an offer of these ordinary shares in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of those documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus supplement.

PROSPECTUS

Grindrod Shipping Holdings Ltd.

11,946,286 Ordinary Shares

This prospectus relates to ordinary shares of Grindrod Shipping Holdings Ltd. that we or the selling shareholders identified in a prospectus supplement may sell from time to time in one or more offerings on terms to be set at a future date. To the extent required, the ordinary shares to be sold, the names of the selling shareholders, the respective purchase prices and public offerings prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respective to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby before you invest.

These ordinary shares may be sold directly by us or the selling shareholders identified in a prospectus supplement, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also elaborate on the plan of distribution for any particular offering of these ordinary shares in any applicable prospectus supplement. The selling shareholders may sell any or all of the shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on the selling shareholders and the times and manner in which they may offer and sell our shares is described under the sections entitled “Selling Shareholders” and “Plan of Distribution” in this prospectus. The net proceeds we expect to receive will be identified herein or in a prospectus supplement. We will not receive any of the proceeds from the sale of our ordinary shares by the selling shareholders.

We are an “emerging growth company” and a “foreign private issuer” under applicable Securities and Exchange Commission (the “SEC”) rules, and will be subject to reduced public company reporting requirements for this prospectus and future filings.

You should rely only on the information contained herein or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with different information.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of the Republic of Singapore, that all of its officers and directors are or will be residents outside of the United States, that some or all of the experts named in the registration statement are residents outside of the United States, and that most of the assets of the Company are located outside the United States.

Our ordinary shares are listed for trading on the Nasdaq Global Select Market (“NASDAQ”), under the symbol “GRIN” and quoted on the Main Board of the JSE Limited (the “JSE”), with a share code of “GSH” and under the abbreviated name “GRINSHIP.” On August 17, 2021, the last reported sale price of our ordinary shares on NASDAQ was US$12.58 per ordinary share. On August 17, 2021, the last reported sale price of our ordinary shares on the JSE was R186.00 per ordinary share.

Our business and an investment in our ordinary shares involve significant risks. You should carefully review the risks and uncertainties described under the heading “Risk Factors” on page 9 of this prospectus, contained in the applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ordinary shares or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 23, 2021

We are responsible for the information contained in this prospectus and in any free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we do not take responsibility for any other information others may give you. Neither we nor the selling shareholders are making an offer to sell these ordinary shares in any jurisdiction where the offer or sale is not permitted. The information in this prospectus and the documents incorporated by reference herein is current only as of its date, regardless of its time of delivery or the time of sale of any of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since such dates.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf registration process, we and/or the selling shareholders may offer and sell any ordinary shares described in this prospectus in one or more offerings. This prospectus provides you with a general description of the ordinary shares we and/or the selling shareholders may offer. To the extent required, the ordinary shares to be sold, the names of the selling shareholders, the respective purchase prices and public offerings prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respective to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those ordinary shares. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement.

The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, any applicable prospectus supplement and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus or any amendment thereto, any applicable prospectus supplement and the documents incorporated by reference herein. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.” Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“Singapore” refers to the Republic of Singapore;

•	“South Africa” refers to the Republic of South Africa;

•	“United States” and “U.S.” refers to the United States of America, its territories and possessions and any state of the United States and the District of Columbia;

•	“China” refers to the People’s Republic of China;

•	“shares” or “ordinary shares” refer to the ordinary shares of Grindrod Shipping Holdings Ltd., no par value per share;

•	“R” and “Rand” refer to the South African Rand and “Rand cents” refers to subunits of the South African Rand;

•	“$,” “US$,” and “U.S. dollars” refer to the United States dollars and “U.S. cents” refers to subunits of the U.S. dollars; and

•	“we,” “us,” “our,” “Company,” and “Grindrod Shipping” refer to Grindrod Shipping Holdings Ltd. and its subsidiaries.

This prospectus contains descriptions of shipping and the shipping industry. In order to facilitate better understanding of these descriptions, this prospectus incorporates by reference a glossary defining a number of technical and shipping terms as used in the prospectus.

We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

Our consolidated and combined financial statements, and unless otherwise indicated, other financial information concerning us incorporated by reference into this prospectus, are presented in U.S. dollars. We have prepared our consolidated and combined statements in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

None of the financial statements incorporated by reference into this prospectus were prepared in accordance with generally accepted accounting principles in the United States.

Numerical figures included in this prospectus and incorporated by reference into this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

This prospectus is not a “prospectus” as defined in the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of Grindrod Shipping’s ordinary shares may not be circulated or distributed, nor may Grindrod Shipping’s ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor, as defined in Section 4A(1)(c) of the SFA, under Section 274 of the SFA, (ii) to a “relevant person”, as defined in Section 275(2) of the SFA, pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions set forth in the SFA.

Where securities or securities-based derivatives contracts are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trustee of a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, the securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after securities or securities-based derivatives contracts are acquired by that corporation or for that trust pursuant to an offer made in reliance on an exemption under Section 275 of the SFA, except:

•

to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or (in the case of such corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA or (in the case of such trust) where the transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or securities-based derivatives contracts or other assets;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law; or

•	as specified in Section 276(7) of the SFA

By accepting this prospectus, the recipient hereof represents and warrants that such recipient is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by the limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements, including, among others, those relating to our future business prospects, revenue and income, are necessarily estimates and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Accordingly, these forward-looking statements should be considered in light of various important factors, including those set forth below and in our other filings with the SEC. Words such as “may,” “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on the information available to, and the expectations and assumptions deemed reasonable by us at the time these statements were made. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•	our future operating or financial results;

•	the strength of world economies, including, in particular, in China and the rest of the Asia-Pacific region;

•	the effects of the COVID-19 pandemic on our operations and the demand and trading patterns for both the drybulk and product tanker markets, and the duration of these effects.

•	cyclicality of the drybulk and tanker markets, including general drybulk and tanker shipping market conditions and trends, including fluctuations in charter hire rates and vessel values;

•	changes in supply and demand in the drybulk and tanker shipping industries, including the market for our vessels;

•	changes in the value of our vessels;

•	changes in our business strategy and expected capital spending or operating expenses, including drydocking, surveys, upgrades and insurance costs;

•	competition within the drybulk and tanker industries;

•	seasonal fluctuations within the drybulk and tanker industries;

•	our ability to employ our vessels in the spot market and our ability to enter into time charters after our current charters expire;

•	general economic conditions and conditions in the oil and coal industries;

•	our ability to satisfy the technical, health, safety and compliance standards of our customers, especially major oil companies and oil producers;

•	the failure of counterparties to our contracts to fully perform their obligations with us;

•	our ability to execute our growth strategy;

•	international political conditions, including additional tariffs imposed by China and the United States;

•	potential disruption of shipping routes due to weather, accidents, political events, natural disasters or other catastrophic events;

•	vessel breakdowns;

•	corruption, piracy, military conflicts, political instability and terrorism in locations where we may operate;

•	fluctuations in interest rates and foreign exchange rates and the uncertainty surrounding the continued existence of the London Interbank Offered Rate, or LIBOR;

•	changes in the costs associated with owning and operating our vessels;

•

changes in, and our compliance with, governmental, tax, environmental, health and safety regulations, including the International Maritime Organization, or IMO 2020, regulations limiting sulfur content in fuels;

•	potential liability from pending or future litigation;

•	our ability to procure or have access to financing, our liquidity and the adequacy of cash flows for our operations;

•	the continued borrowing availability under our debt agreements and compliance with the covenants contained therein;

•	our ability to fund future capital expenditures and investments in the construction, acquisition and refurbishment of our vessels;

•	our dependence on key personnel;

•	our expectations regarding the availability of vessel acquisitions and our ability to buy and sell vessels and to charter-in vessels as planned or at prices we deem satisfactory;

•	adequacy of our insurance coverage;

•	effects of new technological innovation and advances in vessel design;

•	our ability to operate as an independent entity; and

•

the other factors set out in “Item 3. Key Information—Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2020 (the “2020 Annual Report”) filed with the SEC on March 31, 2021.

We undertake no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Registration Statement on Form F-3 or to reflect the occurrence of unanticipated events except as required by law.

THE OFFER AND EXPECTED TIMETABLE

Our company and certain selling shareholders may offer and sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) up to 3,862,004 ordinary shares and up to 8,094,282 ordinary shares, respectively. The actual offer per ordinary share will depend on a number of factors that may be relevant as of the time of offer (see “Plan of Distribution” below).

OUR COMPANY

Overview

We are an international shipping company that owns, charters-in and operates a fleet of drybulk carriers and one owned medium range tanker. We own some of our vessels outright and some of our vessels in partly-owned subsidiaries and in joint venture arrangements. We operate two businesses primarily in: the drybulk carriers business, which is further divided into handysize, supramax/ultramax, and other operating segments; and the tankers business, which is further divided into medium range tankers, small tankers, and other operating segments. Activities that do not relate to these business segments are accumulated in an ‘‘unallocated’’ segment.

Our handysize and supramax/ultramax operating fleet consists of 23 owned drybulk carriers and eight long-term chartered-in drybulk carriers. We have 15 handysize drybulk carriers and 16 supramax/ultramax drybulk carriers in our operating fleet with sizes ranging from 28,240 dwt to 62,660 dwt. Our drybulk carriers transport a broad range of major and minor bulk and breakbulk commodities, including ores, coal, grains, forestry products, steel products and fertilizers, along worldwide shipping routes, and are currently employed in pools of similarly sized vessels or in the spot market or under contracts of affreightment.

With the sale of the two medium range tankers and one small tanker in the six months ended June 30, 2021, our tanker operating fleet has been reduced to one owned medium range tanker that is 50,140 dwt in size. Our tanker carries petroleum products, which include both clean products, such as petrol, diesel, jet fuel and naptha, and dirty products, such as heavy fuel oil. Our tanker does not carry crude oil. Our tanker is employed under a bareboat charter.

Recent Developments

On July 21, 2021, Grindrod Shipping entered into an agreement to acquire the remaining shares in IVS Bulk Pte. Ltd. (“IVS Bulk”) held by an affiliate of Bain Capital Credit (“Bain”) for a total purchase consideration of $46.3 million, comprising of $37.2 million for the ordinary equity shares and $9.1 million for the preference shares. The purchase price is based on appraised values as of May 13, 2021 and the IVS Bulk balance sheet as of April 30, 2021. The agreement with Bain is subject to customary closing conditions with closing to occur no later than September 30, 2021.

On August 17, 2021, Grindrod Shipping entered into an agreement to purchase the 2019 Japanese-built ultramax bulk carrier IVS Phoenix, which we currently charter-in from its owners for a price of US$23.5 million, which we believe reflects a significantly reduced price relative to management’s estimate of the fair market value of the vessel due to the early termination of the prevailing charter agreement. The vessel was originally chartered-in for a minimum period of three years from delivery with two one-year extension options and no purchase options. In order to finance the acquisition, we have simultaneously entered into a financing arrangement with a separate Japanese owner on attractive terms for a gross amount of $25.0 million. As part of the financing arrangement, Grindrod Shipping will bareboat charter the vessel back for a period of up to 15 years and has the right, but not the obligation, to acquire the vessel after the first two years of the charter. The financing would be on similar terms to those completed for IVS Knot, IVS Kinglet and IVS Magpie during 2019 and Matuku in 2020. The transactions are expected to close by the end of September 2021 while the vessel will remain chartered-in on the original terms until closing.

As of August 16, 2021, Grindrod Shipping has contracted the following TCE per day for the third quarter of 2021 (1)(2):

•	Handysize: approximately 1,326 operating days at an average TCE per day of approximately $25,205

•	Supramax/ultramax: approximately 1,686 operating days at an average TCE per day of approximately $30,666

Corporate Information

Our principal executive offices are located at #03-01 Southpoint, 200 Cantonment Road, Singapore, 089763, our telephone number at that location is +65 6323 0048 and our website is http://www.grinshipping.com. We have appointed Puglisi & Associates located at 850 Library Avenue, Suite 204 Newark, DE 19711 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with an offering of ordinary shares registered by the registration statement of which this prospectus is a part.

Additional information with respect to our company is included in the documents incorporated by reference in this prospectus, including (i) our 2020 Annual Report and (ii) our current report on Form 6-K furnished to the SEC on August 18, 2021 (File No. 001-38440). See “Incorporation by Reference” in this prospectus.

(1)

TCE per day is a non-GAAP financial measure. For the definition of this non-GAAP financial measure and the reconciliation of this measure to the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the definitions and reconciliations in “Non-GAAP Financial Measures” in our current report on Form 6-K filed with the SEC on August 18, 2021

(2)

Operating days: the number of available days in the relevant period a vessel is controlled by us after subtracting the aggregate number of days that the vessel is off-hire due to a reason other than scheduled drydocking and special surveys, including unforeseen circumstances. We use operating days to measure the aggregate number of days in a relevant period during which vessels are actually available to generate revenue.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the risk factors described in our 2020 Annual Report (together with any material changes thereto contained in any subsequent filed half-year, quarterly and current reports on Form 6-K) and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus and any accompanying prospectus supplement.

The prospectus supplement applicable to our ordinary shares we offer may contain a discussion of risks applicable to our ordinary shares that we are offering under that prospectus supplement. Prior to making a decision about investing in our ordinary shares, you should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our ordinary shares to decline. You could lose all or part of your investment.

Please see “Where You Can Find More Information” and “Incorporation by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of ordinary shares for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures and any other purposes that may be stated in the applicable prospectus supplement.

CAPITALIZATION

Our capitalization as at the year ended December 31, 2020 and the six months ended June 30, 2021 is set forth in our audited consolidated financial statements and schedules and notes thereto included in our 2020 Annual Report and our unaudited interim condensed consolidated financial statements for the six month period ended June 30, 2021 included in our current report on Form 6-K furnished to the SEC on August 18, 2021, respectively, each as incorporated by reference into this prospectus supplement.

Any changes to our capitalization will be set forth in a prospectus supplement or in a report on Form 6-K subsequently filed with the SEC and specifically incorporated herein by reference. Because we will not be receiving any proceeds pursuant to the sale of any ordinary shares by the selling shareholders, our capitalization will not be adjusted to reflect such sales.

DESCRIPTION OF ORDINARY SHARES

The following summary is a brief description of the securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of Grindrod Shipping Holdings Ltd., a public company incorporated in accordance with the laws of the Republic of Singapore. Capitalized terms used and not defined herein have the meaning ascribed to them in our 2020 Annual Report.

The following description sets forth certain material provisions of these securities. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the Company’s constitution (the “Constitution”), provided as an exhibit to this Form F-3. We encourage you to refer to the Constitution for additional information.

Capital Stock

As of August 20, 2021, the Company had 19,275,891 ordinary shares (which excludes treasury shares) registered under Section 12 of the Exchange Act. The Company’s ordinary shares are listed on the NASDAQ under the symbol “GRIN.” The principal non-United States trading market for the ordinary shares of the Company is the JSE, on which the ordinary shares trade on the main board of the JSE, with a share code of “GSH” and under the abbreviated name “GRINSHIP.”

The Company currently has only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another. The Company’s ordinary shares have no par value and there is no requirement to set out an authorized share capital under Singapore law.

The Company’s constitution provides that the Company may issue shares of a different class with preferential, deferred, qualified or special rights, privileges or conditions or subject to such restrictions, whether as regards dividend, return of capital, voting or otherwise, as the Company’s board of directors may determine, provided always that (subject to any direction to the contrary that may be given by the shareholders in general meeting) any issue of shares for cash to shareholders holding shares of any class shall be offered to such shareholders in proportion as nearly as may be to the number of shares of such class then held by them, the rights attaching to shares of a class other than ordinary shares shall be expressed in the resolution creating the same, and to the extent that any shares of the Company are listed on the JSE where the shareholders authorize the directors to issue unissued securities and/or grant options to subscribe for unissued securities as the directors in their discretion deem fit, such corporate action has been approved by the JSE and is subject to the JSE Listings Requirements. The rights attached to shares issued upon special conditions must be clearly defined in the Company’s constitution. The Company’s constitution sets out that the shares of the Company in each class shall rank pari passu. If at any time the share capital is divided into different classes, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the provisions of the Singapore Companies Act, whether or not the company is being wound up, be varied or abrogated with the consent in writing of the holders of at least three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of shares of that class.

All ordinary shares issued will be fully paid and existing shareholders will not be subject to any calls on shares. Although Singapore law does not recognize the concept of “non-assessability” with respect to newly-issued shares, any purchaser of the Company’s shares who has fully paid up all amounts due with respect to such shares will not be subject under Singapore law to any personal liability to contribute to the assets or liabilities of the Company in such purchaser’s capacity solely as a holder of such shares. All shares are in registered form. The Company cannot, except in the circumstances permitted by the Singapore Companies Act, grant any financial assistance for the acquisition or proposed acquisition of its own shares.

Register of Members and Form of the Ordinary Shares

Since the Company is a Singapore company, a principal register of members is maintained by the Company in Singapore. In addition, Continental Stock Transfer & Trust Company acts as the Company’s transfer agent and maintains the Company’s branch register of members, which is located in the United States. In South Africa, Computershare (Pty) Ltd acts as the administrative depository agent and maintains an administrative depository register reflecting the dematerialized shares trading on the JSE. All ordinary shares reflected on the South African administrative depository register are held electronically through the Strate System at all times.

Only persons who are registered in the Company’s principal or branch register of members are recognized under Singapore law as shareholders of the Company with legal standing to institute shareholder actions against the Company or otherwise seek to enforce their rights as shareholders. The Company’s branch register of members is maintained by its transfer agent, Continental Stock Transfer & Trust Company, located in the United States. In South Africa, Computershare (Pty) Ltd maintains an administrative depository register to facilitate trading on the JSE.

The ordinary shares of the Company are held through The Depository Trust Company (“DTC”). Accordingly, DTC, or its nominee, Cede & Co., is the shareholder of record registered in the Company’s branch register of members. The beneficial interests in the ordinary shares are reflected in position listings of the DTC participants for shares held through DTC or its nominee (for shareholders trading on NASDAQ) and on the administrative depository register located in South Africa (for shareholders trading on the JSE). Non-South Africa residents (and those South Africa residents complying with applicable exchange control regulations) are able to reposition their ordinary shares reflected in the administrative depository register located in South Africa to an account with a U.S. broker-dealer that is a DTC participant. Shareholders who wish to reposition their ordinary shares to an account with a U.S. broker-dealer should contact their South African broker or CSDP for more information about repositioning their ordinary shares between the South African administrative depository register and an account with a U.S. broker-dealer that is a DTC participant.

A holder of dematerialized interests in the ordinary shares may become a registered shareholder by exchanging its interest in the shares for certificated shares (if requested) and being registered in the Company’s register of members. The procedures by which a holder of dematerialized interests may exchange such interests for certificated shares (if requested) are determined by DTC and Continental Stock Transfer & Trust Company, in accordance with their internal policies and guidelines regulating the withdrawal and exchange of dematerialized interests for certificated shares (if requested), and following such an exchange Continental Stock Transfer & Trust Company will perform the procedures to register the shareholder in the branch register.

Shares may only be traded on the JSE in electronic form as dematerialized shares and trade for electronic settlement in terms of the Strate System (an electronic custody, clearing and settlement environment, managed by Strate), for all share transactions concluded on the JSE and off-market (and in terms of which transactions in securities are settled and transfers of beneficial ownership in securities are recorded electronically). Dematerialized shares are shares that have been dematerialized (the process whereby physical share certificates are replaced with electronic records evidencing ownership of shares for the purpose of Strate). Accordingly, all beneficial holders of the Company’s ordinary shares reflected on the South African administrative depository register must appoint a CSDP for shares traded on the JSE, directly or through a broker, to hold the dematerialized ordinary shares on their behalf.

If (a) the name of any person is without sufficient cause entered in or omitted from the register of members; or (b) default is made or there is unnecessary delay in entering in the register of members the fact of any person having ceased to be a member, the person aggrieved or any member of the company or the company, may apply to the Singapore courts for rectification of the register of members. The Singapore courts may either refuse the application or order rectification of the register of members, and may direct the company to pay any damages sustained by any party to the application. The Singapore courts will not entertain any application for the rectification of a register of members in respect of an entry which was made in the register of members more than 30 years before the date of the application.

Issuance of New Shares

Under Singapore law, new shares may be issued only with the prior approval of the Company’s shareholders in a general meeting. General approval may be sought from the Company’s shareholders in a general meeting for the issue of shares. Approval, if granted, will lapse at the earliest of:

•	the conclusion of the next annual general meeting;

•	the expiration of the period within which the next annual general meeting is required by law to be held (i.e. six months from the Company’s financial year end, being December 31); or

•	the subsequent revocation or modification of approval by the Company’s shareholders acting at a duly convened general meeting.

Provided that prior approval of the Company’s shareholders in a general meeting is obtained, the Company may issue additional ordinary shares or securities convertible into ordinary shares. Subject to the provisions of the Singapore Companies Act and the Company’s constitution and prior approval of the Company’s shareholders in general meeting being obtained, all new shares are under the control of the directors who may allot and issue new shares to such persons on such terms and conditions and with the rights and restrictions as they may think fit to impose.

2018 Forfeitable Share Plan

At the Company’s last annual general meeting on May 20, 2021, the Company’s shareholders provided authority for its directors to issue ordinary shares pursuant to the vesting of awards under the Company’s 2018 Forfeitable Share Plan (“2018 FSP”) as described in the Form 20-F, which is subject to the condition that the aggregate number of ordinary shares at any one time which may be granted in an award under the 2018 FSP, together with all existing awards that have not yet vested under the 2018 FSP, shall not exceed 5% of the number of ordinary shares in issue (excluding treasury shares), as determined in reference to the day preceding the award. Such authority shall continue in force until the earliest of (i) the conclusion of the Company’s next annual general meeting, (ii) the expiration of the period within which the Company’s next annual general meeting is required by law to be held, or (iii) the point at which the maximum number of awards permitted to be made in terms of the 2018 FSP as per the abovementioned limit has been reached. Notwithstanding that the abovementioned authority may have ceased to be in force, ordinary shares may be issued after the expiry of the approval in pursuance of awards made under the 2018 FSP whilst the authority was in force (subject always to the abovementioned limit on the maximum number of shares). At the Company’s next annual general meeting, the Company plans to seek the approval of its shareholders for issuances of ordinary shares only for the purposes of its forfeitable share plan at the same maximum 5%, based on the number of ordinary shares in issue (excluding treasury shares) as determined in reference to the date proceeding the award. Any issuance of additional shares for any other purpose or in future years (other than shares to be issued under an existing prior approval that remains in effect) will require the approval of shareholders.

Repurchase of Ordinary Shares

Under Singapore law, repurchases of ordinary shares by the Company must be approved by shareholder resolutions. The number of ordinary shares that the Company may buy back cannot exceed 20% of the total number of shares ascertained as at the date of a resolution approving a share buyback mandate.

Transfer of Ordinary Shares

Subject to applicable securities laws in relevant jurisdictions and the Company’s constitution, the Company’s ordinary shares are freely transferable. Shares may be transferred by a duly signed instrument of transfer in any usual or common form or in a form acceptable to our directors. The directors may decline to register any transfer unless, among other things, evidence of payment of any stamp duty payable with respect to the transfer is provided together with other evidence as the directors may require to show the right of the transferor to make the transfer. The Company will replace lost or destroyed certificates for shares upon notice to the Company and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require and the payment of all applicable fees.

Voting Rights and Stockholders’ Meetings

Election and Re-election of Directors

Under the Company’s constitution, at each annual general meeting, one-third of the directors of the Company (being those directors who have been longest in office since their last re-election or appointment), other than the chief executive officer or chief financial officer, shall retire from office by rotation (provided that no director holding office as chief executive officer or chief financial officer shall be subject to retirement by rotation or be taken into account in determining the number of directors to retire). If the number of directors is not a multiple of three, the number nearest to one-third shall retire at the annual general meeting. Where directors were re-elected or appointed on the same day, those to retire shall be agreed amongst themselves or be determined by lot. A retiring Director is eligible for re-election.

The Company’s shareholders by ordinary resolution, or the Company’s board of directors, may appoint any person to be a director as an additional director or to fill a casual vacancy, provided that any person so appointed by the Company’s board of directors shall hold office only until the next annual general meeting, and shall then be eligible for re-election.

There is no provision for cumulative voting under the Singapore Companies Act in respect of companies incorporated in Singapore.

Shareholders’ Meetings

The Company is required by Singapore law and its constitution to hold an annual general meeting after the end of each financial year. Each annual general meeting must be held not later than six months from the Company’s financial year end, being December 31. The directors may convene an extraordinary general meeting whenever they think fit and they must do so upon the written request of shareholders representing not less than one-tenth of the paid-up shares as at the date of deposit of the written request that carry the right to vote at general meetings (disregarding paid-up shares held as treasury shares). In addition, two or more registered shareholders holding not less than one-tenth of the Company’s total number of issued shares (excluding the Company’s treasury shares) may call a meeting of the Company’s shareholders. The Singapore Companies Act requires not less than:

•	14 days’ written notice to be given by the Company of a general meeting to pass an ordinary resolution to every member and the auditors of the Company; and

•	21 days’ written notice to be given by the Company of a general meeting to pass a special resolution to every member and the auditors of the Company.

The Company’s constitution further provides that in computing the notice period, both the day on which the notice is served, or deemed to be served, and the day for which the notice is given shall be excluded.

Unless otherwise required by law or by the Company’s constitution, voting at general meetings is by ordinary resolution, requiring the affirmative vote of a simple majority of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution. An ordinary resolution suffices, for example, for appointments of directors. A special resolution, requiring an affirmative vote of not less than three-fourths of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution, is necessary for certain matters under Singapore law, such as an alteration of the Company’s constitution.

Only shareholders who are registered in the Company’s register of members, and their proxies, will be entitled to attend, speak and vote at any meeting of shareholders. A shareholder entitled to attend and vote at a meeting of the Company, or at a meeting of any class of shareholders of the Company, shall be entitled to appoint another person or persons, whether a shareholder or not, as his proxy to attend and vote instead of the shareholder at the meeting. A proxy appointed to attend and vote instead of the shareholder shall also have the same right as the shareholder to speak at the meeting, but unless the Company’s constitution otherwise provides, (i) a shareholder shall not be entitled to appoint more than two proxies to attend and vote at the same meeting and (ii) where a shareholder appoints two proxies the appointment shall be invalid unless the shareholder specifies the proportions of his holdings to be represented by each proxy.

Voting Rights

Voting at any meeting of shareholders is by a poll. On a poll, every shareholder who is present in person or by proxy or by attorney, or in the case of a corporation, by a representative, has one vote for every share held by him or her or which he or she represents. Proxies need not be shareholders. Only those shareholders who are registered in the Company’s register of members will be entitled to vote at any meeting of shareholders.

Dividend Rights

Dividends

A final dividend may be declared out of profits disclosed by the accounts presented to the annual general meeting, and requires approval of the Company’s shareholders. However, the Company’s board of directors can declare interim dividends without approval of the Company’s shareholders.

No dividend may be paid except out of profits. Any dividends would be limited by the amount of available distributable reserves, which, under Singapore law, will be assessed on the basis of the Company’s standalone unconsolidated accounts, which is based upon IFRS. Under Singapore law, it is also possible to effect a capital reduction exercise to return cash and/or assets to the Company’s shareholders. The completion of a capital reduction exercise may require the approval of the Singapore courts, and the Company may not be successful in its attempts to obtain such approval.

Pursuant to the Company’s constitution, subject to any rights or restrictions attached to any share and except as otherwise permitted under the Singapore Companies Act:

(a)

all dividends in respect of shares shall be paid in proportion to the number of shares held by a shareholder, but where shares are partly paid all dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the partly paid shares; and

(b)

all dividends shall be apportioned and paid proportionately to the amounts so paid or credited as paid during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms providing that it shall rank for dividend as from a particular date such share shall rank for dividend accordingly.

For the purposes of the above in respect of the apportionment of dividends, an amount paid or credited as paid on a share in advance of a call is to be ignored.

Because the Company is a holding company, the Company’s ability to pay cash dividends, or make a distribution-in-kind of the ordinary shares of any of the Company’s subsidiaries, may be limited by restrictions on the Company’s ability to obtain sufficient funds through dividends from the Company’s businesses, including restrictions under the terms of the agreements governing the indebtedness of the Company’s businesses. Subject to the foregoing, the payment of cash dividends is at the discretion of the Company’s board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, the Company’s overall financial condition, available distributable reserves and any other factors deemed relevant by the Company’s board of directors.

Bonus

In a general meeting, the Company’s shareholders may, upon the recommendation of the directors, capitalize any reserves or profits and distribute them as fully paid bonus shares to the shareholders in proportion to their shareholdings.

Liquidation or Other Return of Capital

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Limitations on Rights to Hold or Vote Ordinary Shares

Except as discussed below under “—Takeover Provisions,” below, there are no limitations imposed by the laws of Singapore or by the Company’s constitution on the right of non-resident shareholders to hold or vote ordinary shares.

Takeover Provisions

The Singapore Code on Take-overs and Mergers, the Singapore Companies Act and the Securities and Futures Act, Chapter 289 of Singapore regulate, among other things, the acquisition of voting shares of Singapore-incorporated public companies. Any person acquiring an interest, whether by a series of transactions over a period of time or not, either on his own or together with parties acting in concert with such person, in 30% or more of the Company’s voting rights, or, if such person holds, either on his own or together with parties acting in concert with such person, between 30% and 50% (both amounts inclusive) of the Company’s voting rights, and if such person (or parties acting in concert with such person) acquires additional voting shares representing more than 1% of the Company’s voting rights in any six-month period, must, except with the consent of the Securities Industry Council in Singapore, extend a mandatory takeover offer for the remaining voting shares in accordance with the provisions of the Singapore Code on Take-overs and Mergers.

“Parties acting in concert” comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal), cooperate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They include:

•

a company and its related companies, the associated companies of any of the company and its related companies, companies whose associated companies include any of these companies and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights;

•	a company and its directors (including their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts);

•	a company and its pension funds and employee share schemes;

•	a person and any investment company, unit trust or other fund whose investment such person manages on a discretionary basis but only in respect of the investment account which such person manages;

•

a financial or other professional adviser, including a stockbroker, and its clients in respect of shares held by the adviser and persons controlling, controlled by or under the same control as the adviser;

•

directors of a company (including their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) which is subject to an offer or where the directors have reason to believe a bona fide offer for the company may be imminent;

•	partners; and

•

an individual and such person’s close relatives and related trusts, any person who is accustomed to act in accordance with such person’s instructions and companies controlled by the individual, such person’s close relatives, related trusts or any person who is accustomed to act in accordance with such person’s instructions and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights.

Subject to certain exceptions, a mandatory takeover offer must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror during the offer period and within the six months preceding the acquisition of shares that triggered the mandatory offer obligation.

Under the Singapore Code on Take-overs and Mergers, where effective control of a company is acquired or consolidated by a person, or persons acting in concert, a general offer to all other shareholders is normally required. An offeror must treat all shareholders of the same class in an offeree company equally. A fundamental requirement is that shareholders in the company subject to the takeover offer must be given sufficient information, advice and time to consider and decide on the offer. These legal requirements may impede or delay a takeover of the Company by a third-party.

The Singapore Code on Take-overs and Mergers provides that the board of directors of the Company should bring the offer to the shareholders of the Company in accordance with the Singapore Code on Take-overs and Mergers and refrain from an action which could effectively result in any bona fide offer being frustrated or the shareholders being denied an opportunity to decide on its merits.

TAXATION

Material U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations applicable to us and to beneficial owners of our ordinary shares. This discussion is based upon provisions of the Code, the Treasury regulations promulgated under the Code, as amended, or the Treasury regulations, and administrative rulings and court decisions, all as in effect or in existence on the date of this prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could result in U.S. federal income tax consequences that are materially different from those described below. Moreover, any change after the date of this prospectus in any of the factual matters set forth in this filing or in our or our subsidiaries’ conduct, practices or activities may affect the considerations discussed below. We are under no obligation to update the discussion to reflect future changes in law or changes in any of the foregoing factual matters that may later come to our attention.

This discussion is for general information purposes only, does not purport to be a comprehensive description of all of the U.S. federal income tax considerations applicable to us or beneficial owners of ordinary shares and does not address any tax laws other than U.S. federal income tax laws. Potential investors are encouraged to consult their tax advisers concerning the overall tax consequences arising in their own particular situations under U.S. federal, state, local and non-U.S. laws. The conclusions expressed in this discussion are not binding on the IRS or any court, and there is no assurance that the IRS or a court would not reach a contrary conclusion. No ruling from the IRS or opinion of counsel has been obtained or will be requested regarding any matter affecting us or prospective holders of our ordinary shares.

Treatment as a Corporation

We are treated as a non-U.S. corporation for U.S. federal income tax purposes. As such, we are subject to U.S. federal income tax on our income to the extent it is from sources within the United States or is Effectively Connected Income as discussed below. U.S. Holders (as defined below) are not directly subject to U.S. federal income tax on their shares of our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of ordinary shares as described below.

Taxation of Operating Income

Under the Code, income derived from, or in connection with, the use (or hiring or leasing for use) of a vessel, or the performance of services directly related to the use of a vessel, is treated as “Transportation Income.” Transportation Income that is attributable to transportation that either begins or ends, but that does not both begin and end, in the United States is considered to be 50% derived from sources within the United States, or U.S. Source International Transportation Income. Transportation Income attributable to transportation that both begins and ends in the United States is considered to be 100% derived from sources within the United States, or U.S. Source Domestic Transportation Income. Transportation Income that is attributable to transportation exclusively between non-U.S. destinations is considered to be 100% derived from sources outside the United States. Transportation Income derived from sources outside the United States generally is not subject to U.S. federal income tax.

We expect that we and our subsidiaries will earn income that will constitute Transportation Income. We do not expect us or our subsidiaries to earn U.S. Source Domestic Transportation Income. However, certain of our and our subsidiaries’ activities could give rise to U.S. Source International Transportation Income, and future expansion of or changes in our and our subsidiaries’ operations could result in an increase in the amount thereof, which generally would be subject to U.S. federal income taxation, unless the Section 883 Exemption applied. Based on our current plans and expectations regarding our and our subsidiaries’ organization and operations, we expect that only a relatively small portion of our and our subsidiaries’ gross Transportation Income will likely constitute U.S. Source International Transportation Income and, if the Section 883 Exemption were not to apply, we expect that the effective rate of U.S. federal income tax on our and our subsidiaries’ gross Transportation Income would be less than 1%.

The Section 883 Exemption

In general, the Section 883 Exemption provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury regulations thereunder, or the Section 883 Regulations, it will not be subject to the net basis and branch profit taxes or the 4% gross basis tax described below on its U.S. Source International Transportation Income, including any U.S. Source International Transportation Income it derives from participation in a pool, partnership or other joint venture arrangement that satisfies the requirements of the Section 883 Regulations. The Section 883 Exemption applies only to U.S. Source International Transportation Income and does not apply to U.S. Source Domestic Transportation Income. The Section 883 Exemption applies separately to us and each of our subsidiaries that is treated as a corporation for U.S. federal income tax purposes and earns U.S. Source International Transportation Income (which we refer to below as our “applicable subsidiaries”).

We and our applicable subsidiaries will qualify for the Section 883 Exemption if, among other matters, we and our applicable subsidiaries meet the following three requirements:

•

We and each of our applicable subsidiaries are organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States with respect to the types of U.S. Source International Transportation Income that we earn, or an Equivalent Exemption;

•	We and each of our applicable subsidiaries satisfy the Publicly Traded Test or the Qualified Shareholder Stock Ownership Test (each as described below); and

•	We and each of our applicable subsidiaries meet certain substantiation, reporting and other requirements.

We are organized under the laws of Singapore and our applicable subsidiaries are organized under the laws of Singapore, South Africa, the Isle of Man and the Marshall Islands. The U.S. Treasury Department has recognized each of these jurisdictions as a jurisdiction that grants an Equivalent Exemption with respect to the type of U.S. Source International Transportation Income that we or our applicable subsidiaries generally expect to earn. Consequently, our and our applicable subsidiaries’ U.S. Source International Transportation Income should be exempt from U.S. federal income taxation provided we and our applicable subsidiaries meet the Publicly Traded Test or the Qualified Shareholder Stock Ownership Test and we and our applicable subsidiaries satisfy certain substantiation, reporting and other requirements.

Publicly Traded Test

In order to meet the Publicly Traded Test, the equity interests in the non-U.S. corporation at issue must be “primarily traded” and “regularly traded” on an established securities market either in the United States or in a jurisdiction outside the United States that grants an Equivalent Exemption. The Section 883 Regulations generally provide, in pertinent part, that equity of a non-U.S. corporation will be considered to be “primarily traded” on one or more established securities markets in a given country if, with respect to the class or classes of equity relied upon to meet the “regularly traded” requirement described below, the number of shares of each such class that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our ordinary shares, which are our only class of equity interests, are traded on the NASDAQ and the JSE, each of which is considered to be an established securities market for purposes of these rules. As long as our ordinary shares continue to only be traded on the NASDAQ and the JSE, our ordinary shares will be “primarily traded” on an established securities market either in the United States or in South Africa, which is a jurisdiction outside the United States that grants an Equivalent Exemption.

Equity interests in a non-U.S. corporation will be considered to be “regularly traded” on an established securities market under the Section 883 Regulations provided one or more classes of such equity interests representing more than 50% of the aggregate vote and value of all of the outstanding equity interests in the non-U.S. corporation satisfy certain listing and trading volume requirements. These requirements are satisfied with respect to a class of equity interests listed on an established securities market, provided that either (a) trades in such class of equity interests are effected, other than in de minimis quantities, on such market on at least 60 days during the taxable year and the aggregate number of shares in such class that are traded on such market or markets during the taxable year are at least 10% of the average number of shares outstanding in that class during the taxable year (with special rules for short taxable years) or (b) such class of equity interests is traded on an established securities market in the United States and is “regularly quoted by dealers making a market” in such class (within the meaning of the Section 883 Regulations). Our ordinary shares will represent 100% of the total combined voting power and value of our equity interests. Accordingly, provided that our ordinary shares (i) satisfy the listing and trading volume requirements described immediately above and (ii) are not subject to the Closely Held Block Exception described immediately below, our ordinary shares will be considered to be “regularly traded” on an established securities market. There can be no assurance that our ordinary shares will satisfy the listing and trading volume requirements described immediately above for any taxable year.

Notwithstanding these rules, a class of equity that would otherwise be treated as “regularly traded” on an established securities market will not be so treated if, for more than half of the number of days during the taxable year, one or more “5% shareholders” (i.e., shareholders owning, actually or constructively, at least 5% of the vote and value of that class) own in the aggregate 50% or more of the vote and value of that class, or the Closely Held Block Exception, unless the corporation can establish that a sufficient proportion of such 5% shareholders are Qualified Shareholders (as defined below) so as to preclude other persons who are 5% shareholders from owning 50% or more of the value of that class for more than half the days during the taxable year.

We expect that one or more 5% shareholders may own 50% or more of our ordinary shares for more than half of the number of days during our current taxable year and/or future taxable years. In such case, we will lose eligibility for the Publicly Traded Test with respect to any such taxable year, unless can establish that a sufficient proportion of such 5% shareholders are Qualified Shareholders (as defined below) so as to preclude other persons who are 5% shareholders from owning 50% or more of the value of that class for more than half the days during the taxable year. Under the applicable Treasury regulations, we would also have to satisfy certain substantiation requirements regarding the identity of our 5% shareholders. These requirements are onerous and there is no assurance that we would be able to satisfy them. In particular, we would be required to obtain certifications of Qualified Shareholder status from our 5% shareholders, which our 5% shareholders may not be willing or able to provide. Given the factual nature of the issues involved and the practical uncertainties, we can give no assurances as to our qualification for the Section 883 Exemption for any taxable year. Furthermore, our board of directors could determine that it is in our best interests to take an action that would result in our not being able to satisfy the Publicly Traded Test in the future. We do not expect any of our applicable subsidiaries to satisfy the Publicly Traded Test.

Qualified Shareholder Stock Ownership Test

As an alternative to satisfying the Publicly Traded Test, a non-U.S. corporation will qualify for the Section 883 Exemption if it is able to satisfy the Qualified Shareholder Stock Ownership Test. The Qualified Shareholder Stock Ownership Test generally is satisfied if more than 50% of the value of the outstanding equity interests in the non-U.S. corporation is owned, or treated as owned after applying certain attribution rules, for at least half of the number of days in the taxable year by:

•	individual residents of jurisdictions that grant an Equivalent Exemption;

•	non-U.S. corporations organized in jurisdictions that grant an Equivalent Exemption and that meet the Publicly Traded Test; or

•	certain other qualified persons described in the Section 883 Regulations, or collectively, the Qualified Shareholders.

We do not expect to be able to satisfy the Qualified Shareholder Stock Ownership Test for any taxable year. However, because stock owned by a non-U.S. corporation meeting the Publicly Traded Test is treated as owned by a Qualified Shareholder for purposes of the Qualified Shareholder Stock Ownership Test, in the event that we are able to satisfy the Publicly Traded Test described above for a taxable year, we expect that each of our applicable subsidiaries that is more than 50%-owned (by value) by us for at least half of the number of days in such taxable year would satisfy the Qualified Shareholder Stock Ownership Test for such taxable year. We do not expect any applicable subsidiary that is not more than 50%-owned (by value) by us to satisfy the Qualified Shareholder Stock Ownership Test for any taxable year, unless a sufficient portion of such subsidiary’s other equity interests were owned by Qualified Shareholders to cause such subsidiary to be more than 50%-owned (by value) by Qualified Shareholders for at least half the number of days in a taxable year and such other Qualified Shareholders were to provide certifications of their Qualified Shareholder status. There can be no assurance that these requirements will be satisfied with respect to any of our applicable subsidiaries for any taxable year.

The Net Basis Tax and Branch Profits Tax

If we or our subsidiaries earn U.S. Source International Transportation Income and the Section 883 Exemption does not apply, the U.S. source portion of such income may be treated as Effectively Connected Income if we or any of our subsidiaries have a fixed place of business in the United States and substantially all of our or any such subsidiary’s U.S. Source International Transportation Income is attributable to regularly scheduled transportation or, in the case of bareboat charter income, is attributable to a fixed place of business in the United States. Based on our and our subsidiaries’ current operations, none of our or our subsidiaries’ potential U.S. Source International Transportation Income is attributable to regularly scheduled transportation or is received pursuant to bareboat charters, nor do we or any of our subsidiaries have a fixed place of business in the United States. As a result, we do not anticipate that any of our or our subsidiaries’ U.S. Source International Transportation Income will be treated as Effectively Connected Income. However, there is no assurance that we or any of our subsidiaries will not have a fixed place of business in the United States or that we or any of our subsidiaries will not earn substantially all of its U.S. Source International Transportation Income pursuant to regularly scheduled transportation or bareboat charters attributable to a fixed place of business in the United States in the future, which would result in such income being treated as Effectively Connected Income. In addition, any U.S. Source Domestic Transportation Income generally will be treated as Effectively Connected Income.

Any income we or our subsidiaries earn that is treated as Effectively Connected Income would be subject to U.S. federal corporate income tax (imposed at a 21% rate) as well as 30% branch profits tax imposed under Section 884 of the Code. In addition, a 30% branch interest tax could be imposed on certain interest paid or deemed paid by us or our subsidiaries.

On the sale of a vessel that has produced Effectively Connected Income, we or our subsidiaries could be subject to the net basis corporate income tax as well as branch profits tax with respect to the gain recognized up to the amount of certain prior deductions for depreciation that reduced Effectively Connected Income. Otherwise, we and our subsidiaries would not be subject to U.S. federal income tax with respect to gain realized on the sale of a vessel, provided the sale is considered to occur outside of the United States (as determined under U.S. tax principles) and the gain is not attributable to an office or other fixed place of business maintained by us or our subsidiaries in the United States under U.S. federal income tax principles.

The 4% Gross Basis Tax

If the Section 883 Exemption does not apply and the net basis tax does not apply, we and our subsidiaries would be subject to a 4% U.S. federal income tax on our U.S. Source International Transportation Income, without benefit of deductions.

U.S. Federal Income Taxation of U.S. Holders

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to beneficial owners of our ordinary shares.

The following discussion applies only to beneficial owners of our ordinary shares that own the ordinary shares as “capital assets” (generally, property held for investment purposes). The following discussion does not address all aspects of U.S. federal income taxation which may be important to particular beneficial owners of our ordinary shares in light of their individual circumstances, such as (i) beneficial owners of our ordinary shares subject to special tax rules (e.g., banks or other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, broker-dealers, traders that elect to mark-to-market for U.S. federal income tax purposes, tax-exempt organizations and retirement plans, individual retirement accounts and tax-deferred accounts, or former citizens or long-term residents of the United States) or to beneficial owners that will hold the ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, (ii) partnerships or other entities classified as partnerships for U.S. federal income tax purposes or their partners, (iii) U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar or that transact in ordinary shares in a currency other than U.S. dollars, or (iv) beneficial owners of ordinary shares that own 2% or more (by vote or value) of our ordinary shares, all of whom may be subject to tax rules that differ significantly from those summarized below. This discussion does not contain information regarding any state or local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of our ordinary shares.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our ordinary shares, the tax treatment of its partners generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding our ordinary shares, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our ordinary shares.

U.S. Holders that use an accrual method of accounting for U.S. federal income tax purposes generally are required to include certain amounts in income no later than the time such amounts are reflected on certain applicable financial statements. The application of this rule may require the accrual of income earlier than would be the case under the general U.S. federal income tax rules described below. U.S. Holders that use an accrual method of accounting for U.S. federal income tax purposes should consult with their tax advisors regarding the potential applicability of this rule to their particular situation.

Each prospective beneficial owner of our ordinary shares should consult its own tax advisor regarding the U.S. federal, state, local, and other tax consequences of the ownership or disposition of our ordinary shares.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of our ordinary shares that:

•	is an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes);

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current Treasury regulations to be treated as a “United States person.”

Distributions

Subject to the discussion below of the rules applicable to a Passive Foreign Investment Company (“PFIC”), any distributions to a U.S. Holder made by us with respect to our ordinary shares generally will constitute dividends, which will be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. We do not intend to compute (or to provide U.S. Holders with information necessary to compute) earnings and profits under U.S. federal income tax principles. Accordingly, U.S. Holders generally should expect to treat all distributions on the ordinary shares as taxable dividends. U.S. Holders that are corporations generally will not be entitled to claim a dividend received deduction with respect to distributions they receive from us. Dividends received with respect to the ordinary shares will be treated as foreign source income and generally will be treated as “passive category income” for U.S. foreign tax credit purposes.

Dividends received with respect to our ordinary shares by a U.S. Holder who is an individual, trust or estate, or a non-corporate U.S. Holder, generally will be treated as “qualified dividend income” that is taxable to such non-corporate U.S. Holder at preferential long-term capital gain tax rates, provided that: (i) our ordinary shares are traded on an “established securities market” in the United States (such as the NASDAQ, where our ordinary shares are traded) and are “readily tradeable” on such an exchange; (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below); (iii) the non-corporate U.S. Holder has owned the ordinary shares for more than 60 days during the 121-day period beginning 60 days before the date on which the ordinary shares become ex-dividend (and has not entered into certain risk limiting transactions with respect to such ordinary shares); and (iv) the non-corporate U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. It is not currently known whether our ordinary shares will be considered “readily tradeable” on the NASDAQ for purposes of these rules. If a dividend is treated as qualified dividend income, the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation generally will be reduced to appropriately take into account the tax rate differential between the reduced rate of tax applicable to qualified dividend income and the highest rate of tax normally applicable to dividends. Any dividends paid on our ordinary shares that are not treated as qualified dividend income will be taxed as ordinary income to a non-corporate U.S. Holder. In addition, a 3.8% tax may apply to certain investment income. See “—Medicare Tax” below.

Special rules may apply to any amounts received in respect of our ordinary shares that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to an ordinary share that is equal to or in excess of 10% of a U.S. Holder’s adjusted tax basis (or fair market value upon the U.S. Holder’s election) in such ordinary share. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20% of a U.S. Holder’s adjusted tax basis (or fair market value) in an ordinary share. If we pay an “extraordinary dividend” on our ordinary shares that is treated as “qualified dividend income,” then any loss recognized by a non-corporate U.S. Holder from the sale or exchange of such ordinary shares will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Ordinary Shares

Subject to the discussion of the PFIC rules below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our ordinary shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such ordinary shares. The U.S. Holder’s initial tax basis in the ordinary shares generally will be the U.S. Holder’s purchase price for the ordinary shares. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition.

A corporate U.S. Holder’s capital gains, long-term and short-term, are taxed at ordinary income tax rates. If a corporate U.S. Holder recognizes a loss upon the disposition of our ordinary shares, such U.S. Holder is limited to using the loss to offset other capital gain. If a corporate U.S. Holder has no other capital gain in the tax year of the loss, it may carry the capital loss back three years and forward five years.

Long-term capital gains of non-corporate U.S. Holders are subject to the favorable tax rate of a maximum of 20%. In addition, a 3.8% tax may apply to certain investment income. See “—Medicare Tax” below. A non-corporate U.S. Holder may deduct a capital loss resulting from a disposition of our ordinary shares to the extent of capital gains plus up to $3,000 ($1,500 for married individuals filing separate tax returns) annually and may carry forward a capital loss indefinitely.

PFIC Status and Significant Tax Consequences

In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder holds our ordinary shares, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•	at least 50% of the average value of the assets held by us (based on an average of the quarterly values of the assets during a taxable year) produce, or are held for the production of, passive income.

Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute “passive income” unless we were treated as deriving our rental income in the active conduct of a trade or business under the applicable rules. The PFIC provisions contain a look-through rule under which we will be treated as earning directly our proportionate share of any income, and owning directly our proportionate share of any assets, of another corporation if we own at least 25% of the value of the stock of such other corporation.

Based on our current and projected, income, assets and methods of operations, we believe that we should not be treated as a PFIC for our current taxable year and we expect that we should not become a PFIC for the foreseeable future. In this regard, we believe that the income we receive from time and voyage chartering activities should constitute services income, rather than rental income. Consequently, we believe that such income should not constitute passive income and the assets engaged in generating such income should not be treated as passive assets and, so long as our income from time and voyage charters exceeds 25% of our gross income for each taxable year after our initial taxable year and the value of our vessels contracted under time and voyage charters exceeds 50% of the average value of our assets for each taxable year after our initial taxable year, we should not be a PFIC.

We expect that substantially all of the vessels in our fleet will be engaged in time or voyage chartering activities and intend to treat our income from those activities as non-passive income, and the vessels engaged in those activities as non-passive assets, for PFIC purposes. We believe that there is a significant amount of legal authority consisting of the Code, legislative history, IRS pronouncements and administrative rulings supporting our position that the income from time and voyage chartering activities constitutes services income (rather than rental income). There is, however, no direct legal authority under the PFIC rules addressing whether income from time chartering activities is services income or rental income. Moreover, in a case not interpreting the PFIC rules, Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the Fifth Circuit held that the vessel time charters at issue generated predominantly rental income rather than services income. However, the IRS stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s AOD, however, is an administrative action that cannot be relied upon or otherwise cited as precedent by taxpayers.

The determination of whether we are a PFIC in any taxable year is fact specific and will depend upon the portion of our assets (including goodwill) and income that are characterized as passive under the PFIC rules and other factors, some of which may be beyond our control. In particular, because the total value of our assets for purposes of the asset test described above will generally be calculated using the market price of our ordinary shares, our PFIC status may depend in large part on the market price of our ordinary shares. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the composition of our income and assets will be affected by how, and how quickly, we use the cash generated by our business operations and any net proceeds that we receive from any future financing or capital transactions. The PFIC determination also depends on the application of complex U.S. federal income tax rules concerning the classification of our assets and income for this purpose, and these rules are uncertain in some respects. Further, the PFIC determination is made annually and our circumstances or the nature of our operations may change. Accordingly, there can be no assurance that we will not be classified as a PFIC for the current taxable year or any future taxable year, and no ruling from the IRS or opinion of counsel has been issued or has been or will be sought with respect to our potential status as a PFIC.

If we were treated as a PFIC for any taxable year in which a U.S. Holder owned our ordinary shares, the U.S. Holder generally would be subject to special tax rules resulting in increased tax liability with respect to any “excess distribution” the U.S. Holder receives on, and any gain the U.S. Holder realizes from a sale or other disposition (including a pledge) of, our ordinary shares, unless a “mark-to-market” election is available and a U.S. Holder makes such election with respect to the ordinary shares, as discussed below. In addition, if we were treated as a PFIC for any taxable year in which a U.S. Holder owned our ordinary shares, the U.S. Holder would be required to file IRS Form 8621 with the U.S. Holder’s U.S. federal income tax return for each year to report the U.S. Holder’s ownership of such ordinary shares. Substantial penalties apply to any failure to timely file IRS Form 8621, unless the failure is shown to be due to reasonable cause and not due to willful neglect. In the event a U.S. Holder does not file IRS Form 8621, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year will not close before the date which is three years after the date on which such report is filed. A U.S. Holder would not be able to make a “qualified electing fund” election as we do not expect to provide the information necessary for U.S. Holders to make “qualified electing fund” elections.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and our ordinary shares were treated as “marketable stock” for purposes of these rules, then a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our ordinary shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s ordinary shares at the end of the taxable year over the U.S. Holder’s adjusted tax basis in the ordinary shares. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the ordinary shares over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in the U.S. Holder’s ordinary shares would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our ordinary shares would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the ordinary shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. A mark-to-market election would not apply to our ordinary shares owned by a U.S. Holder in any taxable year during which we are not a PFIC, but would remain in effect with respect to any subsequent taxable year for which we are a PFIC, unless our ordinary shares are no longer treated as “marketable stock” or the IRS consents to the revocation of the election.

A “mark-to-market” election may itself have negative tax consequences to a U.S. Holder and would not mitigate any negative tax consequences with respect to PFICs directly or indirectly owned by us. In addition, even if a U.S. Holder makes a “mark-to-market” election for one of our taxable years, if we were a PFIC for a prior taxable during which the U.S. Holder owned our ordinary shares and for which the U.S. Holder did not make a timely mark-to-market election, the U.S. Holder would also be subject to the more adverse rules described below under “Taxation of U.S. Holders Not Making a Timely Mark-to-Market Election.” U.S. holders should consult with their tax advisers regarding the availability and advisability making a mark-to-market election with respect to the ordinary shares.

Taxation of U.S. Holders Not Making a Timely Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make a timely “mark-to-market” election for that year (i.e., the taxable year in which the U.S. Holder’s holding period commences), whom we refer to as a “Non-Electing Holder,” would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our ordinary shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the ordinary shares), and (2) any gain realized on the sale, exchange or other disposition of our ordinary shares. Under these special rules:

•	the excess distribution and any gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the ordinary shares;

•	the amount allocated to the current taxable year and any year prior to the year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

In addition, if we were to be treated as a PFIC, a U.S. Holder would be treated as owning a proportionate amount of any shares that we own, directly or indirectly by application of certain attribution rules, in other PFICs (including any of our subsidiaries, if they are PFICs) and would be subject to the PFIC rules on a separate basis with respect to its indirect interests in any such PFICs. If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our ordinary shares, such holder’s successor generally would not receive a step-up in tax basis with respect to such ordinary shares.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for a taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include dividends paid with respect to our ordinary shares and net gain attributable to the disposition of our ordinary shares not held in connection with certain trades or businesses, but will be reduced by any deductions properly allocable to such income or net gain.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our ordinary shares (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a “Non-U.S. Holder.”

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business (and a corporate Non-U.S. Holder may also be subject to U.S. federal branch profits tax). However, distributions paid to a Non-U.S. Holder who is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Ordinary Shares

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our ordinary shares provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of ordinary shares is Effectively Connected Income (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our ordinary shares if they are present in the United States for 183 days or more during the taxable year in which those ordinary shares are disposed and meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of ordinary shares may be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding, if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on his U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A U.S. Holder generally is required to certify its compliance with the backup withholding rules on IRS Form W-9.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by filing a U.S. federal income tax return with the IRS.

Individual U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individual Non-U.S. Holders and certain U.S. Holders that are entities) that hold “specified foreign financial assets,” including our ordinary shares, whose aggregate value exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher amounts as prescribed by applicable Treasury regulations) are required to file a report on IRS Form 8938 with information relating to the assets for each such taxable year. Specified foreign financial assets would include, among other things, our ordinary shares, unless such ordinary shares are held in an account maintained by a U.S. “financial institution” (as defined). Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders should consult their own tax advisors regarding their reporting obligations.

South African Tax Considerations

The following is a summary of the material South African income tax consequences for South African tax resident shareholders who are resident for tax purposes in South Africa in relation to the acquisition, ownership and disposal of our ordinary shares, based on current South African law and South African Revenue Service, or SARS, practice as at the date of this document.

This summary is of a general nature only and is not intended to be legal or tax advice to any particular shareholder. This summary is not exhaustive of all South African income tax considerations. Accordingly, shareholders should consult their own tax advisors as to the tax consequences under the tax laws of the country of which they are resident or otherwise subject to tax.

As used in this prospectus, the term “SA Tax Resident Shareholder” means a beneficial owner of Grindrod Shipping ordinary shares that is a “resident” as defined in the South African Income Tax Act, No. 58 of 1962, or the Income Tax Act.

Consequently, the term “Non SA Tax Resident Shareholder” means a beneficial owner of Grindrod Shipping ordinary shares that does not meet the requirements to be a “resident” as defined in terms of the Income Tax Act.

This summary only addresses the South African tax consequences for SA Tax Resident Shareholders who hold their ordinary shares as capital assets and does not address the tax consequences which may be relevant to other categories of shareholders such as share dealers. Moreover, certain categories of shareholders, including those carrying on certain financial activities, those subject to specific tax regimes or benefiting from certain reliefs or exemptions, those connected with the Company and those for whom the shares are employment related securities, may be subject to special rules and this summary does not apply to such shareholders.

This summary only addresses the South African tax consequences for SA Tax Resident Shareholders who are shareholders of our ordinary shares registered on the South African administrative depository register.

For purposes of this summary it is understood that Grindrod Shipping is incorporated and tax resident (i.e. has its place of effective management), in Singapore.

Exchange Control

SA Tax Resident Shareholders who choose to reposition their interest into an account with a U.S. broker dealer will need to apply for approval from the Financial Surveillance Department of the South African Reserve Bank, or Fin Surv, through their authorised dealer.

SA Tax Resident Shareholders who are individuals can apply to the extent of their single discretionary allowance and foreign capital allowance. If their investment in our ordinary shares listed on the NASDAQ will exceed these allowances they will need to apply for a special tax clearance certificate before applying to Fin Surv for approval.

SA Tax Resident Shareholders that are corporates will also need to apply for approval to hold our ordinary shares as part of their foreign portfolio investment allowance, provided they do not hold more than 10% of our ordinary shares.

Repositioning of Ordinary Shares on Register Located in South Africa to an Account with a U.S. Broker-Dealer

A deemed disposal and reacquisition for an amount equal to the market value of that security will be triggered where a SA Tax Resident Shareholder (applying only to a natural person or a trust) chooses to reposition their ordinary shares reflected in the administrative depository register located in South Africa to an account with a U.S. broker-dealer. The deemed disposal and reacquisition will be deemed to take place on the day that the security is registered on the U.S. branch register. Please note that this is a recent amendment in the Income Tax Act which came into operation on 1 March 2021 and applies in respect of any security listed on an exchange outside of South Africa on or after that date.

Please refer to “Taxation of Capital Gains” below in respect of the South African tax consequences of the deemed disposal for SA Tax Resident Shareholders which are natural persons or trusts.

Controlled Foreign Company, or CFC

Notably, a controlled foreign company is a non-South African company in which more than 50% of the participation rights / voting rights are directly or indirectly held / exercisable by SA Tax Resident Shareholders who are not headquarter companies.

Based on the disclosure of the major shareholders in our 2020 Annual Report, the Grindrod Shipping ordinary shares are held more than 50% by SA Tax Resident Shareholders, who each hold at least 5% of the listed Grindrod Shipping ordinary shares and thus Grindrod Shipping appears to be a CFC. Any non-South African subsidiaries of Grindrod Shipping in which it can exercise more than 50% of the voting rights will also be CFCs. Certain profits of CFCs are included in the taxable income of SA Tax Resident Shareholders subject to certain exclusions and exemptions.

Because the Company is a CFC, SA Tax Resident Shareholders who, together with connected persons, hold more than 10% of the Grindrod Shipping ordinary shares are advised to obtain tax advice regarding the South African tax implications, including the tax treatment of foreign dividends, arising from holding shares in a CFC. The tax implications set out below may potentially not apply to such shareholders.

Taxation of Dividends

The Company is a foreign company as defined in section 1 of the Income Tax Act. A foreign dividend means an amount that is paid or payable by a foreign company in respect of a share in that company, where that amount is treated as a dividend or similar payment by that foreign company for purposes of the laws relating to tax on income on companies of the country in which that foreign company has its place of effective management, which for purposes of this summary is deemed to be Singapore.

The Company is a dual listed foreign company, that is, a company listed on the JSE as well as a recognised foreign exchange, for the purposes of the Income Tax Act.

Corporate Income Tax in Relation to Dividends

In terms of Section 10B(2)(d) of the Income Tax Act, foreign dividends, excluding such dividends that consist of a distribution of an asset in specie, from the Company will typically be exempt from income tax in the hands of tax residents of South Africa.

In terms of section 10B(2)(e), foreign dividends in respect of a listed share that constitute a distribution of and asset in specie will be exempt in the hands of South African tax resident companies. Where the shareholder is any person other than a South African tax resident company (for example, an individual or trust), a portion, determined in terms of a formula, of the market value of the distribution in specie would be included in the income of the shareholder.

Non-resident shareholders should not be subject to South African income tax in respect of such foreign dividends on the basis that these dividends arise from a source outside South Africa.

Dividends Tax

For purposes of determining a shareholder’s liability for dividends tax, the definition of a dividend in section 64D of the Income Tax Act includes a foreign dividend paid by a foreign company listed on the JSE, provided that the foreign dividend does not constitute the distribution of an asset in specie. Thus a foreign dividend declared by a company listed on the JSE, will not attract dividends tax if it constitutes the distribution of an asset in specie. Moreover, a foreign dividend received by a SA Tax Resident Shareholder which holds shares in the Company which are registered on the U.S. branch register (and does not hold shares registered on the South African administrative depository register would not be subject to dividends tax in South Africa.

In terms of Section 64D of the Income Tax Act, a cash foreign dividend declared by the Company will fall within the definition of a dividend for dividends tax purposes. Such foreign dividends will attract dividends tax calculated at the rate of 20% of the amount of any foreign dividends paid or becoming due and payable.

In terms of section 64F of the Income Tax Act certain foreign dividends are exempt from dividends tax. These include, inter alia, foreign dividends declared to South African resident companies, provided that the shareholder in question has made the necessary declaration and undertaking prior to the dividend having been paid or becoming due and payable.

Taxation of Capital Gains

On a disposal of Shares by a shareholder, a capital gain or loss will arise, equal to the difference between the disposal proceeds and the base cost of the shares. Such capital gain or loss will be aggregated with all other capital gains or losses derived by the shareholder in the same tax year.

Any aggregate capital gain will, if applicable, be reduced in the case of a natural person by the natural person’s annual exclusion of R40,000 (R300,000 in the year of death) and the relevant percentage of the capital gain (40% for individuals, special trusts and individual policyholder funds, resulting in a maximum effective tax rate of 18%, and 80% for companies, ordinary trusts and other taxable insurance portfolios, resulting in an effective tax rate of 36% for ordinary trusts and 22.4% for companies), will be included in the shareholder’s taxable income. Any aggregate capital loss will, if applicable, be reduced by the natural person’s annual exclusion as above, and the net amount will be carried forward for set off against future capital gains.

Securities Transfer Tax, or STT

STT arises on the transfer of a share in a non-resident company which is listed on the JSE (i.e. registered on the South African administrative depository register), including any reallocation of securities from a shareholder’s bank restricted stock account or a shareholder’s unrestricted and security stock account to a shareholder’s general restricted stock account.

Thus the disposal of ordinary shares in the Company which are listed on the JSE will typically give rise to STT at the rate of 0.25% of the ‘taxable amount’, generally being the consideration payable for the shares. STT only arises to the extent that a transfer results in a change in beneficial ownership.

In terms of the STT Act No 25 of 2007, or the STT Act, the liability to pay STT in relation to the transfer of a share listed on the JSE, rests with-

(a)	a member (defined as an “authorised user” in section 1 of the Financial Markets Act No 19 of 2012), if the listed security is purchased through the agency of, or from such member;

(b)

the participant (defined as a person authorised by the central securities depository to hold in custody and administer the listed security), where the listed security is purchased from the participant and the STT has not been settled by a member referred to under (a) above;

(c)	by the purchaser, if no STT was payable under (a) or (b) above.

The STT Act contains a number of specific exemptions from STT, which may apply to exempt the transfer in question from STT.

Donations Tax

Donations tax is payable on the value of any property disposed of under any donation made by any SA Tax Resident Shareholder. A donation means any gratuitous disposal of property, including any gratuitous waiver or renunciation of a right, and is deemed to include the disposal of an asset to the extent that the consideration is inadequate. Exemptions from donations tax include donations between spouses, donations made in contemplation of death and an annual exemption of R100,000 for individuals.

Donations tax is payable at a rate of 20% on the value of aggregate donations not exceeding R30 million and 25% of the aggregate donations exceeding R30 million.

Estate Duty

Inheritance tax in South Africa is referred to as estate duty. Estate duty will be levied on the worldwide assets of any person who is ordinarily resident in South Africa at the date of his or her death. Estate duty will also be levied on any person who is not ordinarily resident in South Africa at the date of his or her death in respect of any assets situated in South Africa or rights which are enforceable in South Africa.

Various allowable deductions are permitted to determine the net value of the estate, including the value of all property that accrues to a surviving spouse of the deceased. After deducting a primary abatement of R3.5 million, estate duty is levied at a rate of 20% on the first R30 million of the dutiable amount of an estate and 25% on the amount exceeding R30 million. Any foreign death duties proved to have been paid in respect of property situated outside South Africa and included in the estate of any person who at the date of death was ordinarily resident in South Africa, may be deducted from the estate duty payable.

Shares which are registered on the South African administrative depository register of the Company in South Africa will be included in the estate of any person who is ordinarily resident in South Africa at the date of death, and in the South African estate of any person who is not ordinarily resident in South Africa at the date of death, on the basis that any transfer of ownership in such Ordinary Shares is required to be registered in South Africa.

Estate duty is subject to the provisions of any applicable double taxation agreement in relation to estate duty.

Singapore Tax Considerations

Dividends or Other Distributions with Respect to Ordinary Shares

Under the one-tier corporate tax system which currently applies to all Singapore tax resident companies, tax on corporate profits is final, and dividends paid by a Singapore tax resident company will be income tax exempt in the hands of a shareholder, whether or not the shareholder is a company or an individual and whether or not the shareholder is a Singapore tax resident.

Capital Gains upon Disposition of Ordinary Shares

Under current Singapore tax laws, there is no tax on capital gains. There are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. Gains arising from the disposal of Grindrod Shipping’s ordinary shares may be construed to be of an income nature and subject to Singapore income tax, if they arise from activities which the Inland Revenue Authority of Singapore regards as the carrying on of a trade or business in Singapore. However, under Singapore tax laws, any gains derived by a divesting company from its disposal of ordinary shares in an investee company between June 1, 2012 and December 31, 2027 are generally not taxable if immediately prior to the date of the relevant disposal, the investing company has held at least 20% of the ordinary shares in the investee company for a period of at least 24 months.

Goods and Services Tax

The issue or transfer of ownership of Grindrod Shipping’s ordinary shares should be exempt from Singapore Goods and Services Tax. Hence, the holders would not incur any Goods and Services Tax on the subscription or subsequent transfer of the shares.

Stamp Duty

If Grindrod Shipping’s ordinary shares evidenced in certificated forms are acquired in Singapore, stamp duty is payable on the instrument of their transfer at the rate of 0.2% of the consideration for or market value of Grindrod Shipping’s ordinary shares, whichever is higher.

Where an instrument of transfer is executed outside Singapore or no instrument of transfer is executed, no stamp duty is payable on the acquisition of Grindrod Shipping’s ordinary shares. However, stamp duty may be payable if the instrument of transfer is executed outside Singapore and is received in Singapore. The stamp duty is borne by the purchaser unless there is an agreement to the contrary.

On the basis that any transfer instrument in respect of Grindrod Shipping’s shares traded on the NASDAQ or the JSE are executed outside Singapore through Grindrod Shipping’s transfer agent and share registrar in the United States for registration in Grindrod Shipping’s branch register of members maintained in the United States (without any transfer instrument being received in Singapore), no stamp duty should be payable in Singapore on such transfers.

Tax Treaties Regarding Withholding Taxes

There is no comprehensive avoidance of double taxation agreement between the United States and Singapore which applies to withholding taxes on dividends or capital gains.

SELLING SHAREHOLDERS

The selling shareholders may from time to time offer and sell pursuant to this prospectus and the applicable prospectus supplement up to an aggregate of 8,094,282 ordinary shares.

The selling shareholders comprise entities that hold ordinary shares that may be deemed “control” or “restricted” securities for purposes of the Securities Act of 1933, as amended (the “Securities Act”). The selling shareholders acquired the ordinary shares in connection with the “Spin-Off” (as described in our 2020 Annual Report and incorporated herein by reference) and/or through purchases in the market of ordinary shares initially distributed as part of the Spin-Off. As part of the Spin-Off, on June 18, 2018 (the “Closing Date”), Grindrod Limited, a public company incorporated in accordance with the laws of the Republic of South Africa (“Former Parent”), sold all of the shares it held in its wholly-owned subsidiaries, Grindrod Shipping Pte. Ltd. (“GSPL”) and Grindrod Shipping (South Africa) Pty Ltd (“GSSA”), to Grindrod Shipping in exchange for a market related consideration. On the Closing Date, Former Parent made a pro rata distribution to its shareholders, including the selling shareholders, that resulted in its shareholders receiving Grindrod Shipping ordinary shares in the same proportion as they held their Former Parent ordinary shares immediately prior to the distribution.

We will identify the selling shareholders in a prospectus supplement filed pursuant to Rule 424(b)(7) of the Securities Act Rule, as permitted by Rule 430B(b)(2). We will not receive any proceeds from the sales of ordinary shares by the selling shareholders.

PLAN OF DISTRIBUTION

We, or any selling shareholders, may sell or distribute the ordinary shares described in this prospectus from time to time in one or more of the following ways:

•	to or through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act to or through a market maker or into an existing trading market on an exchange or otherwise;

•	in block trades;

•	through a combination of any of these methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may sell or distribute their ordinary shares from time to time in one or more public or private transactions, including:

•	block trades, including block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate a transaction;

•	on any exchange or quotation service or in the over-the-counter market; or

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

To the extent required, the accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus, will set forth, with respect to a particular offer:

•	if applicable, the name(s) of any selling shareholder(s);

•	if applicable, any public offering price;

•	if applicable, the proceeds from such sale;

•	the name or names of any underwriters, dealers or agents;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any over-allotment options under which underwriters may purchase additional ordinary shares from us; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

We, or any selling shareholders, may distribute the ordinary shares from time to time in one or more of the following ways:

•	at a fixed price or prices, which may be changed;

•	at prices relating to prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares. If the ordinary shares are sold by the selling shareholders through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.

By Underwriters

If underwriters are used in a sale or distribution, the ordinary shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell or distribute the ordinary shares in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. The ordinary shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all the ordinary shares if any are purchased.

During and after an offering through underwriters, the underwriters may purchase and sell or distribute the ordinary shares in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the securities they sell or distribute for their account may be reclaimed by the syndicate if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities then offered, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

Through Agent or to Dealers

Unless otherwise indicated in a prospectus supplement, any agent designated to sell or distribute the ordinary shares of the Company and/or the selling shareholders, as designated from time to time, will be acting on a best efforts basis for the period of its appointment.

If dealers are used in any of the sales or distribution of the ordinary shares covered by this prospectus, we and/or the selling shareholders will sell those securities to dealers as principals. The dealers may then resell the securities to the public at varying prices the dealers determine at the time of resale.

Delayed Delivery

We and/or the selling shareholders and the underwriters may engage in derivative transactions involving the ordinary shares. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we and/or the selling shareholders may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales or distributions of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us and/or the selling shareholders or others (or, in the case of derivatives, securities received from us and/or the selling shareholders settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Derivative Transactions and Hedging

In connection with the sale of their ordinary shares, we and/or the selling shareholder(s) may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such ordinary shares in the course of hedging the positions they assume. The selling shareholder(s) may also sell ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholder(s) may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which required the delivery to such broker-dealer or other financial institution of the ordinary shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplement or amended to reflect such transaction).

Loans

We and/or the selling shareholders may loan or pledge the ordinary shares to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

We and/or the selling shareholders may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Underwriters, dealers and agents that participate in the distribution of the ordinary shares may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the ordinary shares by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of ordinary shares will be identified and their compensation described in an applicable prospectus supplement.

A selling shareholder also may resell all or a portion of its ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

LEGAL MATTERS

We are being represented by Fried, Frank, Harris, Shriver & Jacobson LLP with respect to certain legal matters of United States federal securities and New York state law. The validity of the issuance of the ordinary shares offered in this prospectus and certain other matters of Singaporean law have been passed upon for us by Wong Tan & Molly Lim LLC.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 20-F have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte & Touche LLP are located at 6 Shenton Way, OUE Downtown, 2#33-00 Singapore 068809.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of Singapore and certain of our officers and directors are or will be residents outside of the United States. Moreover, most of our assets are located outside of the United States. Although we are incorporated outside of the United States, we have agreed to accept service of process in the United States through our agent designated for that specific purpose.

There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters, such that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore. Additionally, there is doubt whether a Singapore court may impose civil liability on us or our directors and officers who reside in Singapore in a suit brought in the Singapore courts against us or such persons with respect to a violation solely of the federal securities laws of the United States, unless the facts surrounding such a violation would constitute or give rise to a cause of action under Singapore law. Accordingly, it may be difficult for investors to enforce against us, our directors or our officers in Singapore, judgments obtained in the United States which are predicated upon the civil liability provisions of the federal securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s website, as provided below.

SEC Filings

We file annual and special reports with the SEC. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Information Provided by the Company

We maintain an internet website at http://www.grinshipping.com. The information contained on or accessible through our website is not incorporated by reference and is not part of this prospectus.

We will furnish holders of our Ordinary Shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to security holders. While we furnish proxy statements to security holders in accordance with the NASDAQ listing rules those proxy statements may not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Any information that we file or furnish later with the SEC and that is deemed incorporated by reference will also be considered to be part of this prospectus and will automatically update and supersede the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. This prospectus incorporates by reference the documents listed below, and any future annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC (but only to that extent that such Form 6-K states that it is incorporated by reference herein), until the offering of the ordinary shares under the registration statement is terminated:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2020, which was filed with the SEC on March 31, 2021;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•	our current report on Form 6-K furnished to the SEC on August 18, 2021;

•

any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part; and

•

the description of the rights of each class of securities registered under Section 12 of the Exchange Act as set forth in Exhibit 2.5 to our registration statement on Form 20-F, which was filed with the SEC on June 5, 2021, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendment or reports filed for the purpose of updating such description.

Copies of the documents incorporated herein by reference may be obtained on written or oral request without charge from our Chief Financial Officer at #03-01 Southpoint, 200 Cantonment Road Singapore, 089763, telephone +65 6323 0048 or on our website at http://www.grinshipping.com. The information on our website is not incorporated by reference into this prospectus. These documents are also available through the Internet on the SEC’s Electronic Data Gathering and Retrieval System at http://www.sec.gov.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these ordinary shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

1,841,962 Ordinary Shares

GRINDROD SHIPPING HOLDINGS LTD.

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Jefferies

Co-Manager

Noble Capital Markets, Inc.

September                , 2021